Robert S. Kant

Tel 602.445.8302

Fax 602.445.8100

kantr@gtlaw.com

April 4, 2019

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Mail Stop 4561

100 F Street, N.E.

Washington, D.C. 20549

Attention: Sherry Haywood

Re:	Quest Resource Holding Corporation

Registration Statement on Form S-3

Filed October 12, 2018 (Amended March 15, 2019)

File No. 333-227800

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned, on behalf of Quest Resource Holding Corporation, hereby respectfully requests that the effective date of the above-referenced Registration Statement be accelerated so that the same will become effective at 10 a.m. Eastern Time on April 8, 2019, or as soon thereafter as is practicable.

Sincerely,

/s/ Robert S. Kant

Robert S. Kant

cc:	S. Ray Hatch, President and Chief Executive Officer

Laurie L. Latham, Senior Vice President and Chief Financial Officer

Greenberg Traurig, LLP | Attorneys at Law

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